Exhibit 10.1

December 2, 2021

ST Energy Transition I Ltd.

Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road,

Hamilton, HM08, Bermuda

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between ST Energy Transition I Ltd., a Bermuda exempted company limited by shares (the “Company”), and Morgan Stanley & Co., Inc., as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 28,750,000 of the Company’s SAILSM securities (including up to 3,750,000 SAILSM securities that may be purchased to cover over-allotments, if any) (the “SAILSM securities”), each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (each, a “Class A Share”), and one-half of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to adjustment. The SAILSM securities shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sloane Square Capital Holdings Ltd., a Bermuda company limited by shares (the “Sponsor”), and the other undersigned persons (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.    The Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, (as defined herein) then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares (as defined herein) owned by it, him or her in favor of any proposed Business Combination (including any proposals recommended by the Company’s Board of Directors in connection with such Business Combination) and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Class A Shares owned by it, him or her in connection therewith.

2.    The Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within eighteen (18) months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated bye-laws, as they may be amended from time to time, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Class A Shares sold as part of the SAILSM securities in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined herein), including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ (as defined herein) rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Bermuda law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within eighteen (18) months from the closing of the Public Offering, or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares (as defined herein) held by it. The Sponsor and each Insider hereby further waives, with respect to any Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Class A Shares and (y) a shareholder vote to amend the Company’s amended and restated bye-laws (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within eighteen (18) months from the closing of the Public Offering, or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within eighteen (18) months from the date of the closing of the Public Offering).

3.    Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to, any SAILSM securities, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Class A Shares, or publicly announce an intention to effect any such transaction; provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares pursuant to their terms or any transfer of SAILSM securities, Shares, Private Placement Warrants or Warrants to any current or future director or officer of the company (as long as such current or future director or officer transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.    In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a written letter of intent, confidentiality or other similar transaction or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the

Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.    To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 3,750,000 SAILSM securities within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees that it shall forfeit, at no cost, a number of Founder Shares in the aggregate equal to 187,500 multiplied by a fraction, (i) the numerator of which is 3,750,000 minus the number of SAILSM securities purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 3,750,000. All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as surrenders for no consideration of such Founder Shares as a matter of Bermuda law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the number of Founder Shares will equal an aggregate of 5.0% of the Company’s issued and outstanding Shares after the Public Offering. The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase or redemption, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 5.0% of the Company’s issued and outstanding Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 3,750,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Class A Shares included in the SAILSM securities issued in the Public Offering and (B) the reference to 187,500 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order for the number of Founder Shares to equal an aggregate of 5.0% of the Company’s issued and outstanding Shares after the Public Offering.

6.    The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.    (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares (or any Class A Shares issuable upon conversion thereof) until two (2) years after the completion of the Company’s initial Business Combination. (the “Founder Shares Lock-up Period”).

(b)    The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any Class A Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)    Notwithstanding the provisions set forth in paragraphs 7(a) and (b), transfers of the SAILSM securities, Class A Shares, Founder Shares, Private Placement Warrants, Warrants and Class A Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants, Warrants or the Founder Shares, are permitted (a) to the Company’s directors or officers, any affiliates or family members of any of the Company’s directors or officers, any direct or indirect members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the Company’s completion of its initial Business Combination; (g) in the case of an entity, by virtue of the laws of its jurisdiction or its organizational documents or operating agreement; and (h) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that, in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidation distributions).

8.    The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. Each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

9.    Except as disclosed in, or as expressly contemplated by, the Prospectus, or as otherwise contemplated in the proxy statement related to the Company’s initial Business Combination, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any fees or compensation of any kind for reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered prior to, or in connection with, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

10.    The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

11.    As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Class A Shares and the Founder Shares; (iii) “Founder Shares” shall mean the 1,437,500 Class B ordinary shares, par value $0.0001 per share, issued and outstanding immediately prior to the consummation of the Public Offering; (iv) “Initial Shareholders” shall mean the Sponsor and any other person that holds Founder Shares; (v) “Private Placement Warrants” shall mean the Warrants to purchase an aggregate of 5,375,500 Class A Shares of the Company (or up to 6,031,250 Class A Shares of the Company depending on the extent to which the Underwriter’s over-allotment option is exercised pursuant to the Underwriting Agreement) that the Sponsor has agreed to purchase for an aggregate purchase price of $10,750,000 (or up to $12,062,500 depending on the extent to which the Underwriter’s over-allotment option is exercised pursuant to the Underwriting Agreement), or $1.00 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver and (2) the Sponsor.

13.    This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.    Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.    This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

17.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

18.    Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

19.    This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

20.    This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature pages follows]

Sincerely,

SLOANE SQUARE CAPITAL HOLDINGS LTD.

By:	/s/ James Ayers
Name: James Ayers
Title Director

[Signature Page to Letter Agreement]

/s/ John Fredriksen
Name: John Fredriksen
Title: Director

/s/ Ole-Eirik Leroy
Name: Ole-Eirik Leroy
Title: Director

/s/ Cato Stonex
Name: Cato Stonex
Title: Director

/s/ James O’Shaughnessy
Name: James O’Shaughnessy
Title: Director

/s/ Tore Myrholt
Name: Tore Myrholt
Title: Director

/s/ Annika Sigfrid
Name: Annika Sigfrid
Title: Director

/s/ Gunnar Eliassen
Name: Gunnar Eliassen
Title: Chief Executive Officer

/s/ Jan Erik Klepsland
Name: Jan Erik Klepsland
Title: Chief Financial Officer

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

ST ENERGY TRANSITION I LTD.

By:	/s/ Gunnar Eliassen
Name: Gunnar Eliassen
Title: Chief Executive Officer

[Signature Page to Letter Agreement]